通 商 律 师 事 务 所

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel: (8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837

Website: www.tongshang.com

April 16, 2013

Kong Zhong Corporation
35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing, China 100044

Dear Sirs,

We consent to the reference to our firm under the headings “Risk Factors” and “Our Corporate Structure” and elsewhere in KongZhong Corporation on Form 20-F for the year ended December 31, 2012, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2012.

Yours faithfully,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices